SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                  Date of report (Date of
                  earliest event reported):           February 1, 2000


                                  VIATEL, INC.
               (Exact Name of Registrant as Specified in Charter)


            Delaware                 000-21261                 13-3787366
            (State or Other         (Commission             (I.R.S. Employer
            Jurisdiction             File Number)            Identification No.)
            of Incorporation)

                                  Viatel, Inc.
                                685 Third Avenue
                            New York, New York 10017
          (Address of Principal Executive Offices, Including Zip Code)

        Registrant's telephone number, including area code: 212-350-9200

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)






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Item 5.  Other Events.

      On February 1, 2000, Viatel, Inc. (the "Company") entered into a Securities Purchase Agreement to issue and sell to entities affiliated with HMTF Europe Acquisition Corp. and Chase Equity Associates, LLC, an affiliate of Chase Capital Partners (the "Buyers"), for an aggregate purchase price of $325 million, shares in a new Series B Cumulative Convertible Preferred Stock, which will be issued in two different tranches -- Series B-1 (which has voting rights) and B-2 (which generally has no voting rights) (collectively, the "Preferred Stock"). The transaction is expected to close by the end of February, 2000.

     The Preferred Stock is redeemable, in whole or in part, by the Company at any time on or after the fifth anniversary of the issue date and is subject to mandatory redemption on the fifteenth anniversary of the issue date. Holders of Preferred Stock will be entitled to receive cumulative dividends from the date of issuance at the annual rate of 7.5% of the then-effective liquidation preference (as defined below). Dividends will be computed on the basis of a 360-day year of twelve 30-day months and will be payable quarterly on May 31, August 31, November 30 and February 28 of each year, commencing on May 31, 2000; provided that the Company will not be permitted to declare dividends prior to May 31, 2005. Dividends not declared and paid in cash will accrue and be added to the liquidation preference (as defined below). In addition to the quarterly dividends payable on the Preferred Stock, holders of Preferred Stock shall be entitled to participate in the payment of dividends on any series of stock ranking junior to the Preferred on a ratable, as converted basis. Further, each share of Preferred Stock is convertible, at a conversion price of $46.25 per share (subject to certain adjustments in the event of specified changes in the Company's capital structure), at any time and at the holder's option, based upon the then-effective liquidation preference (as defined below), (i) in the case of Series B-1 Preferred Stock, into shares of the Company's common stock, $0.01 par value per share ("Common Stock") and (ii) in the case of Series B-2 Preferred Stock, into shares of the Company's Series C Convertible Preferred Stock, $0.01 par value per share ("Series C Preferred Stock").

     The Preferred Stock will have an initial liquidation preference equal to the sum of $1,000 per share plus a share option adjustment amount of $72.00 per share. Upon liquidation, holders of the Preferred Stock will be entitled to receive the greater of (i) the liquidation preference and (ii) the amount which the Preferred Stock would receive on an as converted basis. The Series C Preferred Stock is substantially similar to the Common Stock, except that the Series C Preferred Stock generally does not have voting rights and has an initial liquidation preference of $0.01 per share. Holders of the Series B-1 Preferred Stock are entitled to vote (i) as a class as to certain matters affecting the Preferred Stock and (ii) on an as converted basis on all matters that the holders of Common Stock are entitled to vote upon at a meeting of stockholders of the Company. Holders of the Series B-2 Preferred Stock are entitled to vote only as to such matters upon which the Preferred Stock is entitled to vote as a class or with respect to adverse amendments to the Series B-2 Preferred Stock Certificate of Designations. Holders of the Series B-1 Preferred Stock who are affiliated with HMTF Europe Acquisition Corp. and certain assignees, voting as a single class, will be entitled to elect one director to serve on the Company's Board of Directors. The Series B-2 Preferred Stock is convertible into either Series B-1 Preferred Stock or Series C Preferred Stock (both of which are convertible into Common Stock), in each case, at the option of the holder thereof to the extent permitted by applicable banking laws and regulations.


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

      The Preferred Stock has not been registered under the Securities Act of 1933, as amended. The holders of the Preferred Stock have been granted registration rights for both the Preferred Stock and the shares of Common Stock or Series C Preferred Stock issuable upon the conversion of the Preferred Stock.

      The foregoing summary of the transaction is qualified in its entirety by reference to the full text of the exhibits filed with this Report.

      The Company intends to use the net proceeds from the transaction to continue its build out of the Viatel network, to fund new initiatives and for general corporate purposes.


Item 7.  Financial Statements, Pro Forma Financial Information
             and Exhibits.

         (a)   Financial Statements of Businesses Acquired.

                     Not Applicable


         (b)   Pro Forma Financial Information.

                     Not Applicable

         (c)   Exhibits.

                     The following exhibits are filed with this Report.

Exhibit No.       Description.

     4.13 Securities Purchase Agreement, dated as of February 1, 2000, by and among Viatel, Inc., HMTF Europe Acquisition Corp. and Chase Equity Associates, LLC.

     99.1         Press release dated February  1, 2000.







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                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       VIATEL, INC.



Date:  February 16, 2000.                    By:/S/   JAMES P. PRENETTA
                                               ---------------------------------
                                               Name:  James P. Prenetta
                                               Title: Vice President and General
                                                      Counsel



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



                                  EXHIBIT INDEX




Exhibit No.       Description.

4.13 Securities Purchase Agreement, dated as of February 1, 2000, by and among Viatel, Inc., HMTF Europe Acquisition Corp. and Chase Equity Associates, LLC.

99.1              Press release dated February  1, 2000.























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